Exhibit 99.1

FENNEC PHARMACEUTICALS ANNOUNCES AMENDMENT TO INCREASE EXISTING SENIOR DEBT FACILITY

Research Triangle Park, NC, June 26, 2020 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC; TSX: FRX), a specialty pharmaceutical company focused on the development of PEDMARKTM (a unique formulation of sodium thiosulfate) for the prevention of platinum-induced ototoxicity in pediatric patients, today announced an amendment to its existing senior debt facility with the Life Sciences Group at Bridge Bank increasing the size of the facility from $12.5 million to $18 million.

The U.S. operating subsidiary of Fennec Pharmaceuticals Inc., entered into a First Amendment to the 2019 Loan and Security Agreement with Bridge Bank. This amendment provides Fennec with an $18 million debt facility comprised of two term loans. Term Loan A consists of $12.5 million to be funded upon New Drug Application (NDA) approval of PEDMARKTM in the U.S. Term Loan B consists of $5.5 million to be funded upon the occurrence of a revenue event in 2021.  The interest-only period for the facility has the ability to be extended from 18 months to 24 months from the funding of Term Loan A, provided that Term Loan B is funded and certain conditions are met. The Company intends to use the proceeds from the loans to provide working capital for commercialization activities for PEDMARKTM upon NDA approval.

“This loan amendment further strengthens our balance sheet and provides us with additional operating capital and flexibility as we prepare for the launch of PEDMARKTM, if approved, in the second half of 2020,” said Robert Andrade, chief financial officer of Fennec Pharmaceuticals. “We are pleased to expand our relationship with Bridge Bank, a premier lending institution with a broad scope of services.”

“We have been working with Fennec for the past two years and are excited to continue working with the company as they transition to becoming a commercial-stage organization,” said Ms. Lindsay Fouty, vice president in Bridge Bank’s Life Sciences Group. “We are pleased to provide flexible debt capital to support the launch of PEDMARK™, which addresses an important unmet medical need for the prevention of ototoxicity in children receiving cisplatin chemotherapy.”

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the development of PEDMARK™ for the prevention of platinum-induced ototoxicity in pediatric patients.   Further, PEDMARK has received Orphan Drug Designation in the U.S. for this potential use. Fennec has a license agreement with Oregon Health and Science University (OHSU) for exclusive worldwide license rights to intellectual property directed to sodium thiosulfate and its use for chemoprotection, including the prevention of ototoxicity induced by platinum chemotherapy, in humans.  For more information, please visit www.fennecpharma.com

About PEDMARK™

Cisplatin and other platinum compounds are essential chemotherapeutic agents for many pediatric malignancies.  Unfortunately, platinum-based therapies cause ototoxicity, or hearing loss, which is permanent, irreversible and particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe, it is estimated that, annually, over 10,000 children may receive platinum-based chemotherapy.  The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children that suffer ototoxicity at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

PEDMARK has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies have been completed. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

The FDA has accepted for filing the Company’s New Drug Application (NDA) for PEDMARK™ and has granted Priority Review. The Marketing Authorization Application (MAA) for Pedmarqsi (EU tradename) is currently under evaluation by the European Medicines Agency (EMA).  PEDMARK has received Breakthrough Therapy and Fast Track Designation by the FDA in March 2018, and a Prescription Drug User Fee Act (PDUFA) Target Action Date of August 10, 2020

About Bridge Bank

Bridge Bank, a division of Western Alliance Bank, Member FDIC, helps business clients realize their ambitions. Founded in 2001 in Silicon Valley, Bridge Bank offers a better way to bank for small-market and middle-market businesses across many industries, as well as emerging technology companies and the private equity community. Geared to serving both venture-backed and non-venture-backed companies, Bridge Bank delivers a broad scope of financial solutions including capital, equipment and working capital credit facilities, venture debt, treasury management, asset-based lending, SBA and commercial real estate loans, ESOP finance and a full line of international products and services. Based in San Jose, Bridge Bank has 16 offices in major markets across the country along with Western Alliance Bank’s powerful array of specialized financial services. Western Alliance Bank is the primary subsidiary of Phoenix-based Western Alliance Bancorporation. One of the country’s top-performing banking companies, Western Alliance has ranked in the top 10 on the Forbes “Best Banks in America” list for five consecutive years, 2016-2020, and was named #1 best-performing of the 50 largest public U.S. banks for 2019 by S&P Global Market Intelligence. For more information, visit bridgebank.com.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks as unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, that regulatory and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s product will not be as large as expected, the Company’s product will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2019. Fennec Pharmaceuticals, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Investors:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

(919) 636-5144

Media:

Elixir Health Public Relations

Lindsay Rocco

(862) 596-1304

lrocco@elixirhealthpr.com